                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                _______________________________________________


                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  August 25, 1996


                               WORLDCOM, INC.
           (Exact Name of Registrant as Specified in its Charter)


   Georgia                             0-11258                 58-1521612
 (State or Other                   (Commission File          (I.R.S. Employer
 Jurisdiction of                       Number)            Identification Number)
 Incorporation)


                            515 East Amite Street
                       Jackson, Mississippi 39201-2702
                   (Address of Principal Executive Office)


Registrant's telephone number, including area code:  (601) 360-8600

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)     Financial Statements of Business Acquired.

                 The financial statements of the business to be acquired, MFS Communications Company, Inc. required by this item are contained in the financial statements and footnotes thereto listed in the Index on Page F-1 herein.

         (b)     Pro Forma Financial Information.

                 The pro forma financial information required by this item are contained in the financial statements and footnotes thereto listed in the Index on page F-1.

         (c)     Exhibits.

                 See Exhibit Index.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: November 20, 1996

                          WORLDCOM, INC.


                          By:  /s/ Scott D. Sullivan
                               ----------------------------------
                                   Scott D. Sullivan
                                   Chief Financial Officer

                         INDEX TO FINANCIAL STATEMENTS

                          Financial Statements                                      Page Numbers
                          --------------------                                      ------------
MFS Communications Company, Inc. for the nine month period ended
         September 30, 1996 and 1995 (unaudited):
         Consolidated Statements of Operations  . . . . . . . . . . . . . . . . . .  F-2
         Consolidated Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . .  F-3
         Consolidated Statements of Cash Flows  . . . . . . . . . . . . . . . . . .  F-5
         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . .  F-7

WorldCom, Inc.:
         Pro Forma Condensed Combined Financial Statements  . . . . . . . . . . . . F-12
         Pro Forma Condensed Combined Balance Sheet as of
                 September 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . . F-13
         Pro Forma Condensed Combined Income Statement for
                 the nine months ended September 30, 1996 . . . . . . . . . . . . . F-14
         Pro Forma Condensed Combined Income Statement for
                 the fiscal year ended December 31, 1995  . . . . . . . . . . . . . F-15
         Notes to Pro Forma Condensed Combined Financial Statements . . . . . . . . F-16
         MFS Adjusted Historical Financial Statements . . . . . . . . . . . . . . . F-18
         MFS Adjusted Historical Income Statement for the nine months ended September 30, 1996 . . . . . . . . . . . . . . . . . . . . . F-19
         MFS Adjusted Historical Income Statement for the year ended
                 December 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . F-20
         Notes to MFS Adjusted Historical Financial Statements  . . . . . . . . . . F-21

              MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                THREE MONTHS ENDED                      NINE MONTHS ENDED
(DOLLARS IN THOUSANDS                               SEPTEMBER 30                           SEPTEMBER 30
                                           -----------------------------         -----------------------------
 EXCEPT PER SHARE DATA)                        1996              1995                  1996             1995
Revenue                                    $ 308,022         $ 153,717            $ 724,044         $ 412,062

Costs and expenses:
    Operating expenses                       272,806           144,559               664,890          403,576
    Depreciation and
      amortization                           119,837            37,985               212,425           98,706
    General and administrative
      expenses                                50,901            32,019               119,655           85,743
                                           ---------         ---------            ----------        ---------
                                             443,544           214,563               996,970          588,025
                                           ---------         ---------            ----------        ---------

Loss from operations                        (135,522)          (60,846)             (272,926)        (175,963)

Other income (expense):
    Interest income                           19,897             3,571                30,688           10,383
    Interest expense, net                    (27,917)           (9,422)              (78,397)         (28,173)
    Other                                       (482)             (292)               (2,109)          (1,772)
                                           ---------         ---------            ----------        ---------
          Total other income
          (expense)                           (8,502)           (6,143)              (49,818)         (19,562)
                                           ---------         ---------            ----------        ---------

Loss before income taxes                    (144,024)          (66,989)             (322,744)        (195,525)
Income tax expense                              (100)             (250)                 (300)            (450)
                                           ---------         ---------            ----------        ---------
Net loss                                    (144,124)          (67,239)             (323,044)        (195,975)


Dividends on preferred stock                  (7,460)           (7,701)              (21,992)          (7,701)
                                           ---------         ---------            ----------        ---------

Net loss applicable to common
    stockholders                           $(151,584)        $ (74,940)           $ (345,036)       $(203,676)
                                           =========         =========            ==========        =========

Net loss per share applicable
  to common stockholders                      ($0.79)           ($0.58)               ($2.34)          ($1.58)
                                               =====             =====                 =====            =====

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

              MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  SEPTEMBER 30,               DECEMBER 31,
                                                                      1996                        1995
                                                                   (UNAUDITED)
    ASSETS
    ------

Current assets:
    Cash and cash equivalents   . . . . . . . . . . . . . .       $   349,074                 $    51,182
    Marketable securities   . . . . . . . . . . . . . . . .           995,667                      85,715
    Accounts receivable   . . . . . . . . . . . . . . . . .           269,559                     140,302
    Costs and earnings in excess of billings  . . . . . . .
       on uncompleted contracts   . . . . . . . . . . . . .            91,669                      45,142
    Other current assets  . . . . . . . . . . . . . . . . .            63,494                      51,703
                                                                  -----------                 -----------
          Total current assets                                      1,769,463                     374,044

Networks and equipment, at cost . . . . . . . . . . . . . .         1,950,617                   1,315,952
    Less accumulated depreciation
       and amortization   . . . . . . . . . . . . . . . . .          (330,878)                   (213,548)
                                                                  -----------                 -----------
          Networks and equipment, net . . . . . . . . . . .         1,619,739                   1,102,404

Goodwill, net . . . . . . . . . . . . . . . . . . . . . . .         2,166,397                     281,848
Other assets, net . . . . . . . . . . . . . . . . . . . . .           261,188                     108,838
                                                                  -----------                 -----------
    Total assets  . . . . . . . . . . . . . . . . . . . . .       $ 5,816,787                 $ 1,867,134
                                                                  ===========                 ===========


--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           SEPTEMBER 30,      DECEMBER 31,
                                                                                1996                1995
                                                                            (UNAUDITED)
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
    Current portion of notes payable and long-term
       debt   . . . . . . . . . . . . . . . . . . . . . . . . . .          $     9,256        $    1,995
    Current portion of capital lease obligations  . . . . . . . .                4,737             1,922
    Accounts payable  . . . . . . . . . . . . . . . . . . . . . .              255,312           172,407
    Accrued costs and billings in excess of
       revenue on uncompleted contracts   . . . . . . . . . . . .               53,549            28,686
    Accrued compensation  . . . . . . . . . . . . . . . . . . . .               21,331             6,119
    Other current liabilities   . . . . . . . . . . . . . . . . .              107,391            63,328
                                                                           -----------        ----------
          Total current liabilities . . . . . . . . . . . . . . .              451,576           274,457

Notes payable and long-term debt, less current
  portion   . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,354,286           692,059
Capital lease obligations, less current portion . . . . . . . . .               33,825            31,412
Other liabilities . . . . . . . . . . . . . . . . . . . . . . . .               26,764            27,902
Minority interest . . . . . . . . . . . . . . . . . . . . . . . .               13,311            10,972

Commitments and contingencies (Note 9)

Stockholders' equity:
  Preferred stock, $.01 par value.  Authorized
       25,000,000 shares:
          Series A, 8% cumulative convertible;
            issued 94,992 in 1996 and 95,000 in 1995,
            variable liquidation preference . . . . . . . . . . .                   1                  1
          Series B, 7 3/4% cumulative convertible;
            issued 15,000,000 in 1996 and 1995,
            liquidation preference $1.00 per share
            plus unpaid dividends . . . . . . . . . . . . . . . .                 150                150
    Common stock, $.01 par value.  Authorized
       400,000,000 shares;  issued 221,642,709 in
       1996 and 130,260,228 in 1995 (Note 5)  . . . . . . . . . .               2,216                651
    Additional paid-in capital  . . . . . . . . . . . . . . . . .           4,911,760          1,512,394
    Other   . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,172               (768)
    Accumulated deficit   . . . . . . . . . . . . . . . . . . . .            (978,274)          (555,221)
                                                                           ----------         ----------
                                                                            3,937,025            957,207
    Treasury stock, 5,800,000 shares, at cost                                   -               (126,875)
                                                                           ----------         ----------
       Total stockholders' equity   . . . . . . . . . . . . . . .           3,937,025            830,332
                                                                           ----------         ----------
       Total liabilities and stockholders' equity   . . . . . . .          $5,816,787         $1,867,134
                                                                           ==========         ==========

---------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                             -------------------------------
(DOLLARS IN THOUSANDS)                                                          1996                1995
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
         Net loss                                                            $  (323,044)        $ (195,975)
         Adjustments to reconcile net loss to
         net cash used in operating activities:
             Depreciation and amortization                                       212,425             98,706
             Non cash interest expense                                            71,272             26,193
             Non cash compensation expense                                        10,915                -
             Loss on sale of investments                                             -                1,272
             Changes in assets and liabilities, net
               of effects of acquisitions:
               Accounts receivable and other assets                             (155,358)           (69,979)
               Accounts payable and other liabilities                             83,012             24,207
                                                                             -----------         ----------
                 Net cash used in operating activities                          (100,778)          (115,576)
                                                                             -----------         ----------

Cash flows from investing activities:
         Purchases of networks and equipment                                    (533,122)          (367,701)
         Proceeds from maturities and sales of
          marketable securities                                                  411,985            499,795
         Purchases of marketable securities                                   (1,306,689)          (297,801)
         Purchases of minority interest in subsidiaries                             -                (1,572)
         Net cash acquired (used) in acquisitions of
          businesses                                                               7,712            (14,858)
         Additions to deferred costs and other                                   (20,940)           (13,159)
                                                                             -----------         ----------
                 Net cash used in investing activities                        (1,441,054)          (195,296)
                                                                             -----------         ----------

Cash flows from financing activities:
         Proceeds from issuance of long-term debt
          and notes payable                                                      633,892              6,075
         Proceeds from issuance of common stock                                1,280,996               -
         Proceeds from issuance of preferred stock                                  -               306,646
         Payments on long-term debt, including current
          portion                                                                (92,991)            (3,407)
         Proceeds from exercise of stock options                                  17,827              5,128
                                                                             -----------         ----------
                 Net cash provided by financing activities                     1,839,724            314,442
                                                                             -----------         ----------
Net change in cash and cash equivalents                                          297,892              3,570
Cash and cash equivalents at beginning of period                                  51,182             21,518
                                                                             -----------         ----------
Cash and cash equivalents at end of period                                   $   349,074         $   25,088
                                                                             ===========         ==========

SUPPLEMENTAL SCHEDULE OF NON CASH FINANCING AND INVESTING ACTIVITIES:

The Company recognized common stock dividends on preferred stock of $21,992 and $7,701 in the nine month periods ended September 30, 1996 and 1995, respectively. The Company also issued 15,000,000 shares of Series B preferred stock in exchange for 5,800,000 of the Company's common stock during the third quarter of 1995.

The Company capitalized non-cash interest expense of $11,108 and $13,857 in the nine month periods ended September 30, 1996 and 1995, respectively.

In the third quarter of 1996, the Company purchased the stock and stock options of UUNET Technologies, Inc., for stock and stock options of the Company. In connection with the acquisition, liabilities were assumed as follows:

         Fair value of tangible assets acquired                               $   164,005
         Fair value of intangible assets acquired                               2,076,388
         Stock and stock options issued                                        (2,114,090)
                                                                              -----------
         Liabilities assumed                                                  $   126,303
                                                                              ===========

-------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)


SUPPLEMENTAL SCHEDULE OF NON CASH FINANCING AND INVESTING ACTIVITIES:

In the first nine months of 1995, the Company purchased the stock of companies that provide telecommunications services in Richmond, Virginia, Denver, Colorado and White Plains, New York for $12,655 in cash and the issuance of stock. In connection with the acquisitions, liabilities were assumed as follows:

         Fair value of tangible assets acquired                    $11,328
         Fair value of intangible assets acquired                   13,226
         Cash paid for stock                                       (12,655)
         Stock issued                                               (5,912)
                                                                    ------
         Liabilities assumed                                       $ 5,987
                                                                   =======

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.    BASIS OF PRESENTATION:

      The consolidated balance sheet of MFS Communications Company, Inc. and Subsidiaries (the "Company") at December 31, 1995 was obtained from the Company's audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments necessary for a fair presentation of financial position and results of operations and cash flows for the periods presented. Such adjustments consist only of normal recurring items. The Company's accounting policies and certain other disclosures are set forth in the notes to the annual consolidated financial statements.

2.    ACQUISITION OF UUNET TECHNOLOGIES, INC.:

      Effective August 12, 1996, the Company purchased the common stock, and options to purchase the common stock, of UUNET Technologies, Inc. ("UUNET"). UUNET is a provider of a comprehensive range of Internet access services, applications, and consulting services to businesses, professionals and on-line service providers. The total cost of the acquisition was approximately $2,114,090, excluding transaction costs and liabilities assumed. The Company issued approximately 58.2 million shares of common stock and approved options to purchase approximately 6.2 million shares of the Company's common stock in the acquisition.

      The acquisition has been accounted for as a purchase and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of the acquisition, and the results of operations have been included in the accompanying financial statements since the date of acquisition. The total purchase price in excess of the fair market of the net assets acquired, including identifiable intangibles, was recorded as goodwill. The goodwill is being amortized on a straight-line basis over a 5 year life.

      The following unaudited pro forma information shows the results of the Company as though the acquisition occurred as of the beginning of each period indicated. These results include certain adjustments consistent with the Company's accounting policies related to amortization of intangible assets. These results are not necessarily indicative of the results that actually would have been obtained if the acquisition had been in effect at the beginning of each period or which may be attained in the future.

                                                     Nine months ended
                                                       September 30,
                                                   1996            1995
                                                  -------------------------
           Revenue                                 $847,572       $466,871
           Net loss                                (585,333)      (527,021)
           Loss per share applicable
             to common stockholders                   (3.11)         (2.82)

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3.    MERGER AGREEMENT:

      The Company and WorldCom, Inc. ("WorldCom") announced the execution of a merger agreement dated August 25, 1996. According to the terms of the merger agreement each share of MFS common stock will be exchanged for 2.1 shares of WorldCom common stock and each share of MFS Series A and Series B preferred stock will be exchanged for shares of WorldCom preferred stock. WorldCom is one of the largest long distance telecommunications companies in the United States, offering domestic and international voice, data and video products and services to business customers, other carriers and the residential market. The merger is expected to close in late 1996 or early 1997 following approval of various federal, state and local regulatory authorities. Approval of the shareholders of the Company and WorldCom is also required.

4.    INCOME TAXES:

      The income tax expense of $100 and $250 for the three months ended September 30, 1996 and 1995, respectively, and $300 and $450 for the nine months ended September 30, 1996 and 1995, respectively, resulted from estimated state and foreign tax liabilities.

5.    CAPITAL STOCK:

      In the first quarter of 1996, the Company retired the shares of common stock that were held in treasury. The value of the treasury shares reduced common stock, paid in capital and increased the accumulated deficit upon retirement. In addition, the Company's stockholders approved an amendment to the Company's restated certificate of incorporation to increase the number of authorized shares of common stock to 400,000,000.

      On April 1, 1996 the Board of Directors declared a two-for-one common stock split. The stock split was effected in the form of a stock dividend that was payable to stockholders of record on April 16, 1996. The conversion features of the Company's Series A and Series B preferred stock were adjusted pursuant to their terms to maintain the proportionate rights of those preferred stocks. In this report, all per share amounts and numbers of shares have been restated to reflect the stock split. In addition, an amount equal to the $.01 par value of the shares outstanding at April 16, 1996 has been transferred from additional paid in capital to common stock.

6.    LOSS PER SHARE:

      Loss per common share has been computed using the weighted average number of shares outstanding for each period. The number of shares used in computing loss per share, which have been adjusted due to the two-for-one stock split, was 190,697,000 and 147,455,000 for the three and nine month periods ended September 30, 1996 and 129,319,000 and 129,005,000 for the three and nine month periods ended September 30, 1995, respectively.

7.    LONG TERM DEBT:

      (a)Loan Agreement:
      On January 2, 1996, the Company entered into a $20,000 loan agreement with an equipment manufacturer and a bank. The loans under the agreement, which include interest at a variable rate, will be used to purchase equipment supplied by the manufacturer. The loans are being repaid in semi-annual principal installments of $2,000 beginning June 20, 1996, subject to certain adjustments, and are collateralized by the equipment purchased. The agreement contains certain covenants and restrictions similar to the Company's Credit Facilities. The Company may prepay any amounts under the agreement without premium or penalty at any time.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7.    LONG TERM DEBT: (continued)

      (b)The 1996 Senior Discount Notes:
      The Company issued 8 7/8% Senior Discount Notes on January 18, 1996 (the "1996 Senior Discount Notes") and recorded the net proceeds, exclusive of transaction costs, of approximately $600,000 as long-term debt. The Company is accruing to the principal amount of the 1996 Senior Discount Notes of $924,000 through January 15, 2001. Cash interest will not accrue on the 1996 Senior Discount Notes prior to January 15, 2001, however, the Company may elect to commence the accrual of cash interest at any time prior to that date. Commencing July 15, 2001, cash interest will be payable semi-annually.

      The 1996 Senior Discount Notes mature on January 15, 2006. On or after January 15, 2001, the 1996 Senior Discount Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount thereof at stated maturity) if redeemed during the twelve months beginning January 15 of the years indicated below, in each case together with interest accrued to the redemption date:

                       Year                            Percentage
                       2001 . . . . . . . . . . . . . . 103.32%
                       2002 . . . . . . . . . . . . . . 102.21%
                       2003 . . . . . . . . . . . . . . 101.11%
                       2004 and thereafter  . . . . . . 100.00%

      In addition, under certain conditions related to a change in control of the Company, the Company may be required to repurchase all or any part of the 1996 Senior Discount Notes as stipulated in the note agreement. The 1996 Senior Discount Notes are senior unsecured obligations of the Company, with a ranking equal to the 1994 Senior Discount Notes, and are subordinated to all current and future indebtedness of the Company's subsidiaries, including trade payables. The 1996 Senior Discount Notes contain certain covenants which, among other things, restrict the ability of the Company to incur debt, create liens, enter into sale and leaseback transactions, pay dividends, make certain restricted payments, enter into transactions with affiliates, and sell assets or merge with or into another company.

      (c)UUNET debt:
      In connection with the acquisition of UUNET in the third quarter of 1996, the Company assumed long-term debt of approximately $34,429. This debt is primarily related to an agreement that provides for the purchase of equipment used in the construction of a network to be used by Microsoft Corporation ("Microsoft") and UUNET (see Note 10). Principal and interest, at the higher of 7.74% or the applicable federal rate at the time of an advance (6.48% at September 30, 1996) are payable on each advance quarterly over five years. Borrowings under the agreement are collateralized by the equipment purchased.

8.    STOCK COMPENSATION PROGRAMS:

      The Company has several stock based compensation programs in effect at September 30, 1996. The programs are described as follows:

      (a)Stock Option Plans:
      The Company's 1992 and 1993 Stock Plans authorize, among other things, the grant of options at not less than 100% of the fair market value at the date of the option grant. The Compensation Committee of the Board of Directors administers the stock plans. Options vest over a five-year period and are generally exercisable up to five years after the grant is completely vested. Options granted under the 1992 and 1993 plans during the first nine months of 1996 were not material.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8.    STOCK COMPENSATION PROGRAMS: (continued)

      (b)Shareworks:
      In 1995 the Company implemented an employee benefit plan which is comprised of a grant plan and a match plan jointly known as Shareworks. The grant plan enables the Company to grant shares of the Company's common stock to eligible employees based upon a percentage of the employee's eligible pay, up to 5%. The original grant vests after three years with any additional grants vesting immediately once the initial three year period has been met. On December 29, 1995, the Company granted approximately 128,000 shares of stock under this part of the plan. The Company has not granted any shares during 1996.

      The match plan allows eligible employees to defer between 1% and 10% of eligible pay to purchase common stock of the Company at the stock price on each pay period date. The Company matches the shares purchased by the employee on a one-for-one basis. The stock which is credited to each employee's account to match the employee's purchase during any calendar quarter, vests three years after the end of that quarter. The amount deferred by employees for purchases of stock from January 1, 1996 through September 30, 1996 was $3,970.

      (c)Shareworks Plus:
      In 1996 the Company implemented a new employee stock compensation program which grants stock awards with a four- year life and immediate vesting to certain key executive employees under a program known as Shareworks Plus. Under this program, the value received by the employee upon exercise of the award is determined by the rate of increase in the Company's stock price compared to the rate of increase in the S&P 500 index, measured from the grant date. If the Company's common stock price performance is at or below the price performance of the S&P 500 index, or under certain other circumstances defined in the program, the value to be received by the employee upon exercise is $0. If the Company's common stock price performance is above the price performance of the S&P 500 index the value received by the employee upon exercise, which will normally be paid in common stock of the Company, increases. The Company granted approximately 1,392,000 awards under this plan during the first nine months of 1996. Subject to the approval of the Company's Compensation Committee of the Board of Directors, additional grants will be made quarterly. Terms of the Shareworks Plus program may be modified from time to time by the Compensation Committee of the Board of Directors.

      In the first quarter of 1996, the Company adopted the accounting provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 encourages entities to adopt the fair value method of accounting for their stock-based compensation plans. Under the fair value based method, compensation cost for stock based compensation plans is measured at the grant date based on the fair value of the award and is recognized over the service period, which for the Company is the vesting period. For the Company's Shareworks Plus program, the fair value was determined using option-pricing models that take into account the stock price at the grant date, the exercise price, a two year expected life for the award, an estimated volatility of 30% for the Company's stock price, no expected dividends, and a risk-free interest rate of 5.27% over the expected life of the award. For the Company's other stock compensation plan, Shareworks, the fair value of the match shares was determined by reference to the market value of the stock that was purchased by the employee and the fair value of the grant shares was determined by the market value of the stock at the grant date.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8.    STOCK COMPENSATION PROGRAMS:(CONTINUED)

      The Company recognized compensation expense of $10,915 related to the Shareworks and Shareworks Plus programs in the nine month period ended September 30, 1996. The pro forma impact of adopting the fair value method of accounting in the nine month period ended September 30, 1995 was immaterial primarily because the number of options granted in that period under the 1992 and 1993 Stock Option Plans were not material and the fact that the Shareworks and Shareworks Plus programs were not yet implemented. During the initial phase-in period, the effects of applying SFAS 123 for recognizing compensation cost may not be representative of the effects on reported net loss or income for future quarters or years because the options in the Stock Option Plans and the match and grant shares made under the Shareworks program vest over several years and additional awards will be made in the future.

      Under the Company's Shareworks Plus program, the Company granted approximately 1,392,000 awards during the first nine months of 1996, at initial exercise prices that range from $26.62 to $37.63. Approximately 337,000 awards were exercised during the nine month period ended September 30, 1996. The fair value of the awards granted was estimated to be $6.50 per award.

      (d)UUNET Stock Option Plans:
      The Company adopted UUNET's existing stock option plans upon acquisition. The exercise of options in those plans would result in the issuance of approximately 6.2 million shares of the Company's common stock. The effective exercise prices in those plans range from $0.03 to $42.19 per share.

9.    COMMITMENTS AND CONTINGENCIES:

      In 1994, several former stockholders of MFS Telecom, a subsidiary of the Company, filed a lawsuit against the Company, the Company's former majority stockholder, Kiewit Diversified Group Inc. ("KDG"), and the Company's chief executive officer regarding the sale of their shares of MFS Telecom to the Company in September 1992. The plaintiffs alleged that certain information was concealed from them, which caused them to sell their shares at an inadequate price. KDG agreed to indemnify the Company against any claims asserted by the former stockholders. During July 1996 this lawsuit was settled with no cost to the Company.

      The Company is also involved in various other claims and regulatory proceedings incidental to its business. Management believes that any resulting liability beyond that provided should not materially affect the Company's financial position, results of operations or cash flows.

10.   NETWORK AGREEMENT:

      UUNET and Microsoft are parties to an agreement (the "Microsoft Agreement") for the development, operation and maintenance of a high speed dial-up and ISDN TCP/IP access network (the "Dial-Up Network"). Microsoft is obligated to reimburse UUNET for the cost of the facilities and maintaining and operating the Dial-Up Network, as well as pay a management fee. The initial term of the Microsoft Agreement expires in March 2000, and it may be extended by Microsoft for an additional five-year term. UUNET also entered into a loan agreement with Microsoft which allows UUNET to borrow funds to finance the purchase of equipment for the construction of the Dial-Up Network (see Note 7). UUNET owns the network equipment, subject to Microsoft's security interest. UUNET controls and operates the Dial-Up Network and is able to sell a portion of the Dial-Up Network capacity to other customers. Revenues of the Company for the third quarter of 1996 include $18,239 related to this agreement.

                               WORLDCOM PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1996 and unaudited Pro Forma Condensed Combined Income Statements for the nine months ended September 30, 1996 and for the year ended December 31, 1995 illustrate the effect of the proposed merger by and among WorldCom, Inc. ("WorldCom"), MFS Communications Company, Inc. ("MFS") and HIJ Corp. ("Acquisition Subsidiary"), a wholly owned subsidiary of WorldCom, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of August 25, 1996 (the "Merger Agreement") whereby Acquisition Subsidiary would merge with and into MFS in a transaction which would result in the survival of MFS as a wholly owned subsidiary of WorldCom (the "Merger"). The Pro Forma Condensed Combined Financial Statements illustrate the effect of the proposed Merger as if the Merger had occurred on September 30, 1996 for the Pro Forma Condensed Combined Balance Sheet and as of January 1, 1995 for the Pro Forma Condensed Combined Income Statements.

Pursuant to the terms of the Merger Agreement, each share of MFS common stock, together with the associated preferred stock purchase rights issued under the MFS Rights Agreement dated as of September 30, 1995 between MFS and Continental Stock Transfer & Trust Company, as amended, will be converted into the right to receive 2.1 shares of WorldCom common stock, together with the associated preferred stock purchase rights issued under the WorldCom Rights Agreement dated as of August 25, 1996 between WorldCom and The Bank of New York, and each share of MFS Series A preferred stock, and MFS Series B preferred stock (other than those held by holders of MFS Series B preferred stock exercising dissenter's rights) will be converted into the right to receive, respectively, one share of WorldCom Series A preferred stock and one share of WorldCom Series B preferred stock. The Merger will be accounted for as a purchase transaction.

These Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of WorldCom, MFS and UUNET Technologies, Inc. ("UUNET"), which are incorporated by reference herein and the MFS Adjusted Historical Financial Statements which are set forth elsewhere herein.

The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

             WORLDCOM PRO FORMA CONDENSED COMBINED BALANCE SHEET(1)
                            AS OF SEPTEMBER 30, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           WORLDCOM/MFS
                                            WORLDCOM           MFS         PRO FORMA        PRO FORMA
                                          HISTORICAL(2)   HISTORICAL(2)   ADJUSTMENTS        COMBINED
                                          -------------   -------------   -----------      ------------
Current assets...........................  $   825,914     $ 1,769,463    $        --      $ 2,595,377
Property, plant and equipment, net.......    1,765,547       1,619,739             --        3,385,286
Goodwill and other intangibles, net......    4,012,234       2,312,863      6,392,367 (3)   12,717,464
Other assets.............................      251,271         114,722             --          365,993
                                           -----------     -----------    -----------      -----------
  Total assets...........................  $ 6,854,966     $ 5,816,787    $ 6,392,367      $19,064,120
                                           ===========     ===========    ===========      ===========
Current liabilities......................  $   901,710     $   451,576    $    35,000 (4)  $ 1,388,286
Long-term debt...........................    3,276,641       1,388,111             --        4,664,752
Other liabilities........................      234,273          40,075             --          274,348
Shareholders' equity:
  Preferred stock........................           --             151           (151)(5)          151
                                                                                  151 (6)
  Common stock...........................        4,084           2,216         (2,216)(5)        8,738
                                                                                4,654 (6)
  Paid in capital........................    2,184,633       4,911,760     (4,911,760)(5)   14,614,220
                                                                           12,429,587 (6)
  Retained earnings......................      208,703        (978,274)       978,274 (5)   (1,931,297)
                                                                           (2,140,000)(7)
  Other..................................       44,922           1,172         (1,172)(5)       44,922
                                           -----------     -----------    -----------      -----------
  Total shareholders' equity.............    2,442,342       3,937,025      6,357,367       12,736,734
                                           -----------     -----------    -----------      -----------
  Total liabilities and shareholders'
     equity..............................  $ 6,854,966     $ 5,816,787    $ 6,392,367      $19,064,120
                                           ===========     ===========    ===========      ===========

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT(1)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                MFS                          WORLDCOM/MFS
                                            WORLDCOM         ADJUSTED        PRO FORMA        PRO FORMA
                                          HISTORICAL(2)    HISTORICAL(8)    ADJUSTMENTS        COMBINED
                                          -------------    -------------    -----------      ------------
Revenues................................   $ 3,235,552       $ 847,572       $ (65,271)(9)    $4,017,853
Operating expenses:
  Cost of sales.........................     1,763,421         473,204         (65,271)(9)     2,171,354
  Selling, general and administrative...       597,558         421,030              --         1,018,588
  Depreciation and amortization.........       228,489         487,881         (91,159)(10)      625,211
  Provision to reduce carrying value of
     certain assets.....................       402,000              --              --           402,000
                                           -----------       ---------       ---------        ----------
Operating income (loss).................       244,084        (534,543)         91,159          (199,300)
Other income (expense):
  Interest expense, net.................      (167,946)        (48,629)             --          (216,575)
  Other.................................         5,810          (1,767)             --             4,043
                                           -----------       ---------       ---------        ----------
Income (loss) before tax................        81,948        (584,939)         91,159          (411,832)
Provision for income taxes..............       129,843             394        (103,708)(11)       26,529
                                           -----------       ---------       ---------        ----------
Net income (loss) from continuing
  operations............................       (47,895)       (585,333)        194,867          (438,361)
Preferred dividend requirement..........           860          21,992              --            22,852
                                           -----------       ---------       ---------        ----------
Net income (loss) applicable to common
  shareholders..........................   $   (48,755)      $(607,325)      $ 194,867        $ (461,213)
                                           ===========       =========       =========        ==========
Number of shares issued and outstanding:
  Primary...............................       393,869         195,208         214,729           803,806
                                           ===========       =========       =========        ==========
  Fully diluted.........................       393,869         195,208         214,729           803,806
                                           ===========       =========       =========        ==========
Loss per share(12):
  Primary...............................   $     (0.12)      $   (3.11)                       $    (0.57)
                                           ===========       =========                        ==========
  Fully diluted.........................   $     (0.12)      $   (3.11)                       $    (0.57)
                                           ===========       =========                        ==========

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT(1)

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                MFS                          WORLDCOM/MFS
                                            WORLDCOM         ADJUSTED        PRO FORMA        PRO FORMA
                                          HISTORICAL(2)    HISTORICAL(8)    ADJUSTMENTS        COMBINED
                                          -------------    -------------    -----------      ------------
Revenues................................   $ 3,639,875       $ 671,810       $ (44,661)(9)    $4,267,024
Operating expenses:
  Cost of sales.........................     1,992,413         360,678         (44,661)(9)     2,308,430
  Selling, general and administrative...       660,149         420,162              --         1,080,311
  Depreciation and amortization.........       311,265         583,131        (121,545)(10)      772,851
                                           -----------       ---------       ---------        ----------
Operating income (loss).................       676,048        (692,161)        121,545           105,432
Other income (expense):
  Interest expense, net.................      (249,062)        (39,414)             --          (288,476)
  Other.................................        11,801          13,233              --            25,034
                                           -----------       ---------       ---------        ----------
Income (loss) before tax................       438,787        (718,342)        121,545          (158,010)
Provision for income taxes..............       171,127             600         (93,727)(11)       78,000
                                           -----------       ---------       ---------        ----------
Net income (loss) from continuing
  operations............................       267,660        (718,942)        215,272          (236,010)
Preferred dividend requirement..........        33,191          15,064              --            48,255
                                           -----------       ---------       ---------        ----------
Net income (loss) applicable to common
  shareholders..........................   $   234,469       $(734,006)      $ 215,272        $ (284,265)
                                           ===========       =========       =========        ==========
Number of shares issued and outstanding:
  Primary...............................       386,898         185,938         164,300           737,136
                                           ===========       =========       =========        ==========
  Fully diluted.........................       402,990         185,938         148,208           737,136
                                           ===========       =========       =========        ==========
Earnings (loss) per share(12):
  Primary...............................   $      0.65       $   (3.95)                       $    (0.39)
                                           ===========       =========                        ==========
  Fully diluted.........................   $      0.64       $   (3.95)                       $    (0.39)
                                           ===========       =========                        ==========

                          NOTES TO WORLDCOM PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

 1. The pro forma financial data do not give effect to any potential cost savings and synergies that could result from the Merger. The Pro Forma Condensed Combined Balance Sheet reflects the write-off of intangible assets consisting of in-process research and development ("R&D") projects of $2.14 billion related to the Merger. The effect of this charge has not been reflected in the accompanying Pro Forma Condensed Combined Income Statements as it is a non-recurring charge. Additionally, the Pro Forma Condensed Combined Balance Sheet does not give effect to the potential repurchase of MFS Notes for cash at 101% of the accreted value thereof. WorldCom anticipates that if these rights are exercised, additional capital availability may be generated through a combination of commercial bank debt and public market debt. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

 2. These columns represent historical results of operations and financial position.

 3. This adjustment reflects the excess of cost over net tangible assets acquired. For purposes of allocating the acquisition costs among the various assets acquired, WorldCom has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of such acquisition costs being attributed to R&D in-process (network design and development projects in-process), goodwill, network technology and assembled work force. It is WorldCom's intention, subsequent to the Merger, to more fully evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. The following is a summary of the adjustment to goodwill and other intangibles:

            Purchased R&D in-process................................  $ 2,140,000
            Write-off of purchased R&D in-process...................   (2,140,000)
            Goodwill................................................    8,228,230
            Network technology......................................      400,000
            Assembled work force....................................       42,000
            Direct merger costs.....................................       35,000
            Elimination of MFS goodwill and other intangibles.......   (2,312,863)
                                                                      -----------
                                                                      $ 6,392,367
                                                                      ===========

    Goodwill is being amortized over a 40 year life while network technology and assembled work force are being amortized over 5 years and 10 years, respectively.

 4. This adjustment reflects liabilities incurred, such as investment advisory, legal, accounting and consulting fees, related to the Merger.

 5. These adjustments represent the elimination of MFS' stockholders' investment accounts.

 6. This adjustment represents the issuance of approximately 465.4 million shares of WorldCom Common Stock in accordance with the Merger Agreement and the exchange ratio of 2.1 shares of WorldCom Common Stock for each share of MFS Common Stock outstanding, and the exchange of each share of MFS Series A Preferred Stock and MFS Series B Preferred Stock for one share of WorldCom Series A Preferred Stock or one share of WorldCom Series B Preferred Stock, respectively.

 7. This adjustment reflects the write-off of intangible assets consisting of in-process R&D projects of $2.14 billion. See Note 1.

 8. The MFS Adjusted Historical Financial Statements for the nine months ended September 30, 1996 and the year ended December 31, 1995 include the effect of MFS's acquisition in August 1996 of UUNET and the issuance of approximately 58 million shares of MFS Common Stock and options to purchase MFS Common Stock valued at approximately $2.1 billion in connection with such acquisition (the "UUNET Acquisition"). See "MFS Adjusted Historical Financial Statements" which are set forth elsewhere herein.

 9. These adjustments eliminate the revenues and corresponding line costs attributable to the intercompany traffic among WorldCom, MFS and UUNET.

10. This entry reflects the adjustment to amortization for the effect of the intangible assets acquired in the Merger (see Note 3).

11. These entries represent the tax effect of adjustments due to inclusion of the acquired operations.

12. Pro forma per share data are based on the number of WorldCom common shares that would have been outstanding had the Merger occurred on the earliest date presented.

                  MFS ADJUSTED HISTORICAL FINANCIAL STATEMENTS

The following unaudited adjusted historical financial statements give pro forma effect to the merger of MFS with UUNET. The adjusted historical statements of operations assume that the UUNET Acquisition occurred as of January 1, 1995. The adjusted historical financial statements are not necessarily indicative of the results that actually would have been attained if the UUNET Acquisition had been in effect on the dates indicated or which may be attained in the future. Such statements should be read in conjunction with the MFS and UUNET historical consolidated financial statements and notes which are set forth elsewhere herein.

                  MFS ADJUSTED HISTORICAL INCOME STATEMENT(1)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   MFS
                                                 MFS             UUNET         PRO FORMA         ADJUSTED
                                            HISTORICAL(2)    HISTORICAL(2)    ADJUSTMENTS       HISTORICAL
                                            -------------    -------------    -----------       ----------
Revenues...................................   $ 724,044        $ 129,047       $  (5,519)(3)    $  847,572
Operating expenses:
  Cost of sales............................     407,618           71,105          (5,519)(3)       473,204
  Selling, general and administrative......     376,927           44,103               0           421,030
  Depreciation and amortization............     212,425           11,811         263,645 (4)       487,881
                                              ---------        ---------       ---------        ----------
Operating income...........................    (272,926)           2,028        (263,645)         (534,543)
Other income (expense):
  Interest expense.........................     (47,709)            (920)              0           (48,629)
  Other....................................      (2,109)             342               0            (1,767)
                                              ---------        ---------       ---------        ----------
Income (loss) before tax...................    (322,744)           1,450        (263,645)         (584,939)
Provision for income taxes.................         300               94               0               394
                                              ---------        ---------       ---------        ----------
Net income (loss) from continuing
  operations...............................    (323,044)           1,356        (263,645)         (585,333)
Preferred dividend requirement.............      21,992                0               0            21,992
                                              ---------        ---------       ---------        ----------
Net income (loss) applicable to common
  stockholders.............................   $(345,036)       $   1,356       $(263,645)       $ (607,325)
                                              =========        =========       =========        ==========
Number of shares issued and outstanding:
  Primary..................................     147,455                           47,753           195,208
                                              =========                        =========        ==========
  Fully diluted............................     147,455                           47,753           195,208
                                              =========                        =========        ==========
Loss per share(5):
  Primary..................................   $   (2.34)                                        $    (3.11)
                                              =========                                         ==========
  Fully diluted............................   $   (2.34)                                        $    (3.11)
                                              =========                                         ==========

                  MFS ADJUSTED HISTORICAL INCOME STATEMENT(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   MFS
                                                  MFS             UUNET         PRO FORMA        ADJUSTED
                                             HISTORICAL(2)    HISTORICAL(2)    ADJUSTMENTS      HISTORICAL
                                             -------------    -------------    -----------      ----------
Revenues....................................   $ 583,194        $  94,461       $  (5,845)(3)   $  671,810
Operating expenses:
  Cost of sales.............................     315,506           51,017          (5,845)(3)      360,678
  Selling, general and administrative.......     364,497           55,665              --          420,162
  Depreciation and amortization.............     142,496            8,322         432,313(4)       583,131
                                               ---------        ---------       ---------       ----------
Operating loss..............................    (239,305)         (20,543)       (432,313)        (692,161)
Other income (expense):
  Interest expense..........................     (38,606)            (808)             --          (39,414)
  Other.....................................      10,613            2,620              --           13,233
                                               ---------        ---------       ---------       ----------
Loss before tax.............................    (267,298)         (18,731)       (432,313)        (718,342)
Provision for income taxes..................         600             (474)            474(6)           600
                                               ---------        ---------       ---------       ----------
Net loss from continuing operations.........    (267,898)         (18,257)       (432,787)        (718,942)
Preferred dividend requirement..............      15,064               --              --           15,064
                                               ---------        ---------       ---------       ----------
Net loss applicable to common
  stockholders..............................   $(282,962)       $ (18,257)      $(432,787)      $ (734,006)
                                               =========        =========       =========       ==========
Number of shares issued and outstanding:
  Primary...................................     127,786                           58,152          185,938
                                               =========                        =========        =========
  Fully diluted.............................     127,786                           58,152          185,938
                                               =========                        =========        =========
Loss per share(5):
  Primary...................................   $   (2.21)                                       $    (3.95)
                                               =========                                        ==========
  Fully diluted.............................   $   (2.21)                                       $    (3.95)
                                               =========                                        ==========

             NOTES TO MFS ADJUSTED HISTORICAL FINANCIAL STATEMENTS.

1. The unaudited adjusted historical financial data do not give effect to any potential cost savings and synergies that could result from the UUNET Acquisition. The adjusted historical data are not necessarily indicative of the operating results that would have occurred had the UUNET Acquisition been consummated on the dates indicated nor necessarily indicative of future operating results.

2. These columns represent historical results of operations. The UUNET historical column for the nine months ended September 30, 1996 includes results through the date of acquisition, August 12, 1996. One-time merger related costs of $15.7 million have not been included in UUNET's results of operations for this period. The results of operations for UUNET since August 12, 1996 are included in the MFS historical column.

3. This adjustment reflects the elimination of intercompany revenues and expenses.

4. This adjustment reflects the amortization of the excess of the purchase price over the net book value (which approximates fair value) of the net tangible assets acquired which was recorded as goodwill, a customer contract and customer list. The pro forma adjustment to depreciation and amortization represents the amortization of the goodwill and other intangibles and was calculated using the straight-line method over a five year life for goodwill and three to four year lives for other intangibles.

5. Pro forma per share data are based on the number of MFS common shares that would have been outstanding had the UUNET Acquisition occurred on the earliest date presented.

6. This represents the tax effect of adjustments due to inclusion of the acquired operations. The remaining pro forma combined income tax provision results from state and foreign tax liabilities that would not be eliminated as a result of the UUNET Acquisition.

                                EXHIBIT INDEX


                                                                                        PAGE
    EXHIBIT NO.                        DESCRIPTION                                     NUMBER
    -----------                        -----------                                     ------
        2.1        Amended  and Restated Agreement  and Plan of  Merger, by and
                   among  WorldCom, Inc.,  ("WorldCom"), HIJ Corp., and MFS
                   Communications Company, Inc. ("MFS"), dated as of August 25,
                   1996, (incorporated  herein by reference to Exhibit 2.1 to
                   WorldCom's Registration Statement on Form S-4 (File No.
                   333-16015))*

        2.2 Stock Option Agreement, dated as of August 25, 1996, between WorldCom, Inc. and MFS Communications Company,
                   Inc. (incorporated herein by reference to Exhibit 2.2 to WorldCom's Current Report on Form 8-K dated August 26, 1996)

       10.1        Agreement,  dated  as  of August  25,  1996, between
                   WorldCom,  Inc.  and MFS Communications  Company,
                   (incorporated herein by reference to Exhibit 10.1 to WorldCom's Current Report on Form 8-K dated August 26, 1996)

       99.1        Stock Option Agreement, dated as of August 25, 1996, between
                   WorldCom, Inc. and MFS Communications Company, Inc.
                   (incorporated herein by reference to Exhibit 99.1 to WorldCom's Current Report on Form 8-K dated August 26, 1996)






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*        The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission.